EXHIBIT 99.2

On March 3, 2004, inTEST Corporation held a webcast conference call to review its fourth quarter and full year 2003 results and discuss management's expectations for the first quarter of 2004 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Conference Coordinator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's fourth quarter and full year 2003 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the one followed by the four on your push button phone. As a reminder this conference is being recorded today. A replay will also be accessible at www.intest.com. I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you. Good afternoon and welcome to today's call. Joining us from the inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the fourth quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Moon Lee of The Ruth Group at 646-536-7001 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; the uncertainty and potential adverse impact that Severe Acute Respiratory Syndrome (SARS) may have on demand for and production of semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Bob Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David. Please excuse my voice today, I am a little hoarse. Welcome to today's call. This was another positive quarter for us based on revenue growth and customer order activity.

For the fourth quarter, on the top line, our results came in as expected. Revenues were up 17% to $14.8 million from $12.7 million in the prior quarter. This follows the 13% sequential gain we reported in the third quarter over the second quarter. As noted in the release, our net loss for the fourth quarter was greater than initially expected due to four items, which Hugh will review in detail. Overall, our loss in the quarter was 11 cents per share compared to a loss of 33 cents per share in the year ago fourth quarter.

Looking back on the year, 2003 was a year marked by numerous successes at inTEST. These are primarily a function of leverage in our business. By leverage, I mean leverage at existing customers to expand relationships, leverage of existing products into new markets and leverage of our overhead to be more productive and profitable.

We took the strategy in the downturn, based on prior experiences, to strengthen our business. We evaluated all internal resources across our organization worldwide. We got closer to our customers to strengthen existing relationships. And we went through all product lines and projects in development.

The result is we have been operating as an even more efficient organization able to capture increased demand levels we are starting to see among OEMs and end users. These revenue opportunities are coming in the form of increased orders from existing customers, competitive wins and new product sales. As with prior downturns, technology development is critical to exiting in an improved market position.

An example of a competitive win is the acceptance of our new M-Series pneumatic manipulators by one of the largest US semiconductor manufacturers.

We are also seeing a big uptick in orders from a few traditional OEMs. This is due to strength within their own businesses and end markets. In one case, we have an OEM that historically relied on a competitor for manipulators. And while we were able to make some inroads at this customer for a variety of reasons we kept only to sales of manipulators. During the downturn, however, we have been able to leverage our relationship to get our docking and interface hardware evaluated. As a result, we are now seeing an increased mix and volume of sales to this customer.

In another case, we have been working with one of the largest outsourced test and assembly houses for some time now. And while the relationship has been positive for both sides we were recently able to take things to the next level. inTEST was invited to a key supplier meeting in Asia and we view this as a customer with big potential in 2004.

We also continue to make inroads at numerous other customers. In one case, we have gone from providing manipulators to full docking solutions. These are just a few examples of the success we have been achieving.

Product-wise, INTESTLOGIC's M-Series Manipulators have been very well received by current end users. They are perceived as innovative, compact and superior in performance. There is high expectation that the M-Series Manipulators will enable inTEST to gain considerable market share for test heads in the 100 to 500 pound weight range. These various systems are typically for low pin count test systems used for high volume test production.

Another strategic area that we are excited about is leveraging our products into new markets, non-traditional markets. This has been a goal of inTEST's for several years as a means to ultimately reduce the cyclicality natural to our business. We are starting to make headway in this area and have several positive developments in the pipeline.

Specifically, during the year, we started working with four new customers in the automotive area. In the medical area we signed on two new customers. We also signed on two new customers in the aerospace industry. And we landed one major telecom customer and are in discussions with another.

All of these customers are using our Temptronic Thermostream and Thermofixture to thermally test their products. We have found that no one has as sophisticated a system on the market as inTEST. And the revenue opportunity here is significant.

We are going after industries that require precision cooling and heating to test electrical components, modules, sensors and actuators. We are clearly pleased with our progress in this diversification of our business and expect to have additional news to report as we move through the year.

All in all, we are optimistic about our outlook. We exited the fourth quarter with a better than expected bookings level, which increased 6% to $16.1 million in the fourth quarter, compared to $15.2 million for the third quarter. Within this figure, we are seeing healthy orders on both a domestic and an international basis. Our efforts to expand business at existing and new semiconductor customers, as well as our ability to leverage our products into new, non-traditional markets, give us confidence going forward. We remain positive in our outlook and expect these favorable trends to continue as the overall industry rebounds

Let me now turn the call over to Hugh.

Hugh Regan, Jr.:

Thanks, Bob.

First, I will review the income statement. Net revenues for the fourth quarter were $14.8 million, an increase of $2.1 million or 17% from the $12.7 million we reported in the third quarter. In the fourth quarter, end-user net revenue was $8.6 million or 58% of net revenues compared with $6.9 million or 54% of net revenues in the third quarter. OEM net revenue was $6.2 million or 42% of net revenues in the fourth quarter compared with $5.8 million or 46% of net revenues in the third quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were $8.5 million or 57% of net revenues in the fourth quarter compared with $5.7 million or 45% of net revenues in the third quarter.

Our temperature management segment had net revenues of $4.4 million or 30% of net revenues in the fourth quarter compared with $3.8 million or 30% of net revenues in the third quarter.

Finally, our tester interface segment reported net revenues of $1.9 million or 13% of net revenues in the fourth quarter compared with $3.2 million or 25% of net revenues in the third quarter.

I will now discuss the company's gross margins for the quarter. The company's overall gross margin for the quarter ended December 31, 2003 was $5.9 million or 39.9% compared to $5.5 million or 43.0% in the third quarter. The reduction in the company's gross margin was the result of inventory obsolescence charges accrued during the fourth quarter of $612,000, which exceeded our historical quarterly inventory obsolescence charges which range from $75,000 to $100,000 per quarter. The increased inventory obsolescence charges were primarily the result of excess amounts of certain component raw materials where the quantities on hand significantly exceeded our near-term demand.

The components of gross margin for the fourth quarter: material cost represented $5.0 million or 33.8% of net revenues, compared with $4.4 million or 34.9% in the third quarter. Inventory obsolescence expense was $612,000 or 4.1% of net revenues in the fourth quarter compared to $91,000 or 0.7% in the third quarter.

Direct labor costs were approximately $570,000 or 3.8% of net revenues in the fourth quarter, compared to approximately $438,000 or 3.4% in the third quarter. Operations expense was $2.7 million or 18.3% of net revenues in the fourth quarter compared to $2.3 million or 18.0% of revenues in the third quarter. The increase in operations expense during the quarter was due primarily to increased salary and facility costs.

I will now review gross margin by product segment. The positioner and docking hardware products segment had a gross margin of $4.0 million or 43.0% of net revenues in the fourth quarter, compared to a gross margin of $2.8 million or 44.8% in the third quarter. The temperature management segment had a gross margin of $1.9 million or 37.2% of net revenues in the fourth quarter, compared to a gross margin of $2.3 million or 51.2% in the third quarter. The reduction in the gross margin in the temperature management products segment was due primarily to inventory obsolescence charges accrued during the fourth quarter. And finally, our tester interface segment had a gross margin of $2.7 million or 84.8% of net revenues in the fourth quarter, compared with $2.2 million or 58.0% in the third quarter. The significant improvement in the gross margin of the tester interface product segment is due to the use of a significant amount of component raw material during the fourth quarter that was written off in prior periods.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense for fourth quarter was $3.0 million or 20% of net revenues, compared with $3.0 million or 23% of net revenues in the third quarter, a decrease of $20,000 or 1%. Increases in salary expense and sales commission expense were offset by reductions in product warranty and travel expense from the prior quarter. While product warranty expense of $568,000 in the fourth quarter of 2003 declined approximately $240,000 from the third quarter, it was still approximately $300,000 above the historical level. The higher level of product warranty expense was primarily the result of product retrofits and enhancements for two products.

Engineering and product development expense for the quarter was $1.7 million or 12% of net revenues in the fourth quarter, compared to $1.7 million or 13% of net revenues in the third quarter, an increase of $36,000 or 2%. Increased spending on salaries and travel was offset by reduction in spending on R&D materials.

General and administrative expense was $1.8 million or 12% of net revenues in the fourth quarter compared to $1.5 million or 12% of net revenues in the third quarter, an increase of $283,000 or 19%. The increase is primarily attributable to higher levels of salary and data processing expense related to our MRP systems conversions which began during the fourth quarter of 2003, as well as spending on Sarbanes 404 compliance.

Other income was $98,000 for the fourth quarter, compared to $29,000 in the third quarter, an increase of $69,000.

Our pre-tax loss was $446,000 or ($.05) per diluted share for the fourth quarter, compared to a pre-tax loss of $665,000 or ($0.08) per diluted share in the third quarter.

As noted in the release, four items impacted our net income in the fourth quarter. First, the Company recorded inventory obsolescence charges of $612,000 during the fourth quarter of 2003 compared to historical charges for inventory obsolescence ranging from $80,000 to $100,000 per quarter. The incremental increase in this charge represented approximately $.06 per diluted share. Second, the Company also increased its product warranty reserve by $568,000 compared to historical accruals for product warranty ranging from $250,000 to $275,000 per quarter. The incremental increase in this charge represented approximately $.04 per diluted share. Third, the Company recorded an additional valuation allowance of $228,000 against foreign deferred tax assets, and fourth, the Company accrued $185,000 in income tax expense due to the reduction in the anticipated amount of tax refunds resulting from research and development credits filed for in the second quarter of 2002. The tax related charges represented approximately $.05 per diluted share.

The net loss for the fourth quarter was $885,000 or ($0.11) cents per diluted share, compared to a net loss of $2.8 million or ($0.33) cents per diluted share in the third quarter. Average shares outstanding in the fourth quarter were 8,354,000 compared to 8,326,000 in the third quarter.

I will now review the balance sheet. Cash and cash equivalents at the end of December were $5.1 million, down from the $5.6 million at the end of September. Cash today stands at approximately $6.0 million.

Accounts receivable was $9.2 million at the end of December, up $700,000 from the end of September. The increase is due to the improved sales results.

Inventories increased to $7.3 million at December 31, from $7.2 million at the end of September. Current deferred tax assets were zero at the end of December due to the valuation allowance recorded year. Refundable domestic income taxes were $653,000 at December 31, down from $1.1 million from September 30 due to refunds received during the quarter and reductions in refunds previously mentioned. The $653,000 in refunds due us is related to research and development credits filed for last year related to prior years. We are currently undergoing an audit by the IRS related to these amended tax returns, and expect to collect the revised refund amounts filed for during the first half of 2004.

Total current assets stood at $22.8 million at December 31 compared to $23.0 million at the end of September.

Net property plant and equipment was $4.5 million at the end of the fourth quarter, compared to $4.6 at the end of September.

Goodwill and other intangible assets were unchanged at $1.6 million. Total assets were $29.7 million at December 31, compared with $29.9 million at September 30.

Accounts payable was $3.5 million at December 31, compared to $3.6 million at September 30, and accrued expense was $3.4 million at the end of the fourth quarter, compared to $2.9 million at the end of September. The increase in accrued expense was primarily due to the increase in warranty accruals.

Current liabilities totaled $7.2 million at December 31, compared to $6.8 million at September 30. Finally, stockholder's equity stood at $22.4 million at the end of December, compared to $23.0 million at the end of September.

I will now discuss our bookings and backlog. As Bob mentioned earlier, the Company's bookings during the quarter were $16.1million, compared to $15.2 million in the third quarter, an increase of $876,000 or 6%.

A breakdown of bookings by product segment: positioner and docking hardware segment was $9.3 million or 58% of bookings in the fourth quarter, compared with $8.6 million or 57% in the third quarter. Temperature management segment was $4.3 million or 27% in the fourth quarter, compared to $4.7 million or 31% of bookings in the third quarter. And finally, the tester interface segment was $2.5 million or 15% of bookings in the fourth quarter, compared with $1.9 million or 12% of bookings in the third quarter. At December 31 the Company's backlog was approximately $14.9 million - up $2.5 million from $12.4 million at the end of September.

I will now provide our guidance for the first quarter 2004. Overall, we continue to gain confidence in our business. Based on current customer forecasts and business conditions, we expect net revenues for the quarter ending March 31, 2004 will be in the range of $15.0 million to $16.0 million, with pre-tax income in the range of $0.04 to $0.11 per diluted share.

I will emphasize again that this is before recording any tax benefits. As a result of recording the valuation allowance against all net deferred tax assets as required by FAS 109, we will not be recording any income tax expense or benefit until we have several quarters of positive earnings. Several quarters ago, we changed our guidance from the historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters.

That's it for my financial results at this time. We'll now open up for questions and answers. Operator?

Conference Coordinator:

Thank you. The floor is now open for questions. If you have a question please press the numbers one followed by four at this time. If at any point your question is answered you may remove yourself by pressing the pound key. Once again, that's one followed by four for any questions at this time please.

The first question is coming from Dennis Wassung of Adams Harkness. Your line is live.

Dennis Wassung:

Can you guys hear me?

Hugh Regan Jr.:

We can hear you, Dennis.

Dennis Wassung:

Very good. A couple of quick questions. First off, sort of looking at the actual results on a GAAP basis versus, if you will, a pro forma basis, if you pulled out some of these numbers you went through some of the, I guess sort of the EPS effects, Hugh. So you're looking at basically a positive $0.04 number if you didn't have some of these sort of exceptional charges?

Hugh Regan Jr.:

Correct.

Dennis Wassung:

So I guess when you think about this, when you talked about a 6 cents effect on the inventory obsolescence piece, that's the 612 minus the typical, call it a $100,000 a quarter. Is that right?

Hugh Regan Jr:

Yeah, that's correct.

Dennis Wassung:

All right, so you net it out, what typically is the number.

Hugh Regan Jr:

That would be incremental and Dennis that was what had been in our estimate when we guided the quarter. I think the one thing that we've done some changes here internally as a result of our new MRP systems that we've implemented. We're going to be able to do a much more thorough analysis of our inventory on a quarterly basis as opposed to the traditional annual results that we've done. So we hope to have a more level recording of inventory obsolescence throughout the year instead of these spikes that you tend to see at the end of the year. But we also expect, as we said in the press release, to see these charges significantly reduce and go back to normal levels in 2004.

Dennis Wassung:

Okay so you're expecting to go back to this roughly $100K a quarter?

Hugh Regan Jr:

Correct.

Dennis Wassung:

Kind of number.

Hugh Regan Jr:

Correct.

Dennis Wassung:

And the product warranty side is normally $250,000 to $275,000 a quarter. On the deferred tax asset and tax expense, I'm assuming that was the entire amount here, the $228,000 and then $185,000?

Hugh Regan Jr:

Yes. The $228,000 were foreign tax credit, deferred tax assets that had to have evaluation allowances recorded against them now because our cumulative losses looking back 36 months are greater than our income. And on the $185,000 we're, as we mentioned, we're currently under audit with the Internal Revenue Service.

Dennis Wassung:

Right.

Hugh Regan Jr:

They have basically eliminated $185,000 of the refunds that we filed for due to technical changes and as a result we've adjusted our net refunds accordingly. And we had to book up the income tax expense for that.

Dennis Wassung:

Okay.

Hugh Regan Jr:

Relative to the benefit we had originally booked relative to those numbers.

Dennis Wassung:

Okay, and one more question on the financial side I guess.

Hugh Regan Jr:

Sure.

Dennis Wassung:

You talked about - there was a number in tax refunds due to the company. It was $600 something thousand. Is that...?

Hugh Regan Jr:

Yes, $643,000 - or excuse me - $653,000. That's the net refunds from these R&D tax credits we filed for approximately two years ago. The interest accrual is ticking on these and we're waiting now for the Federal Government, the IRS to issue its final audit findings. And we would anticipate collecting these refunds in the first half of 2004.

Dennis Wassung:

Okay, so when you look at the cash balance you're at $6 million today and you're expecting a payment from the Government?

Robert Matthiessen:

Yes, we are.

Hugh Regan Jr:

And receivables right now are up, you know, our DSO's during the quarter actually pulled in a little slightly but they're still basically unchanged from where they were at the end of Q3. But with business ramping up we feel we have more than adequate cash reserves to take us for the upturn.

Dennis Wassung:

Okay. All right, very good. On the - I guess more on the business landscape orders up 6% sequentially. We've seen some very big sequential numbers from some of the tester companies out there but sort of offset it with someone like a Cohu on the handler side. Again, it wasn't a huge up tick in Q4. I just want to try to gauge how you guys are fitting into the puzzle here?

Hugh Regan Jr:

Well, Dennis, one thing I will point out to you, you may remember that we had a 20% increase in bookings in the third quarter over the second quarter. And we had actually guided for this quarter that there was the possibility that we could have a 10% to15% decline in bookings because we felt there was pull in from Q4 to Q3. So I think had we not had that 20% growth in the third quarter, you'd be seeing a number comparable on a percentage increase basis to what the other companies in our sector reported.

Dennis Wassung:

Sure, and if I remember right you guys had like a 60 some odd sequential growth in orders in Q2?

Hugh Regan Jr:

Right.

Dennis Wassung:

Right.

Hugh Regan Jr:

We've had some very strong quarters here so what's happening is we've hurdled over our break-even point at this point and we're confident that Q1 will be earnings positive for us.

Dennis Wassung:

Okay, great. So I guess when you look at, you know, considering we're at March 3rd here, you guys have I would say fairly decent visibility at this point for the quarter. How would you characterize the business environment versus Q4? Would you say we've seen very good continuation of the trends we've been seeing in the industry? I guess how would you characterize tester activity and just the business I guess overall? Obviously your guidance pointed at some up tick in revenue. I'm just curious if we're seeing this kind of follow through that some people out there have been questioning or looking for? I'm just trying to get a little bit more info there.

Robert Matthiessen:

Dennis, this is Bob. Yes, we're seeing it continue. You've seen some mixed results out there with Cohu [inaudible] seems to me the results weren't too good. I can't remember now but I think it's a matter of mix out there and, you know, we see certain testers and handlers moving. Others aren't moving quite so quickly yet. But in general at the user end the business is hot. Those guys are short on equipment.

Hugh Regan Jr:

I mean, I guess my comment would be we're, across all product lines and all customer groups we're seeing orders so it's, we view this recovery as being very broadly based and sustainable at this point.

Dennis Wassung:

Okay, I guess over on the Temperature Management side you saw sort of an order sequentially down number in the quarter and obviously it's not necessarily in the same trend box, if you will, as the tester side but...

Hugh Regan Jr:

Well, yeah, and I would agree. And we had an enormous spike in orders there in Q3 so I think that led to a slightly - we would hope though to see that continue to trend up throughout 2004.

Dennis Wassung:

Okay, so you're saying in general that business seems to be broadening and you talked about some trends, sort of diversification trends there too.

Hugh Regan Jr:

Correct.

Dennis Wassung:

Any other - you talked about I guess on the new customer front you talked about a bunch of things on the Thermal side. You talked about a large outsource (inaudible) test player. Was that sort of a newer customer for you guys or was that just sort of an expanding relationship?

Robert Matthiessen:

It's an expanding relationship. We've always had a good relationship with them. It wasn't that big in the past but they were a solid customer. But we've never been invited into the inner sanctum, if you will, and we figured that was quite an accomplishment to have that happen to us.

Dennis Wassung:

What do you think was the biggest driver for that happening?

Robert Matthiessen:

A combination of things. They like our new interface, our Centaur Interface from Sunnyvale. We have this new product line of compact manipulators that we're making in Germany that the world has fallen in love with so it's a combination of factors.

Dennis Wassung:

Okay, I guess over on that side the M series you're talking about I guess, sounds like that's taking a bigger share of the business and it's getting some pretty good reviews. How do you think that's going to play in terms of share of your business?

Robert Matthiessen:

Let me tell you it has not invaded the existing lines as of yet and we don't expect that it will. Our smaller manipulators in the traditional line, that business has tailed down a little bit in the past few years anyway and these M series manipulators are going to customers that we had difficulty selling into or couldn't get into it at all. So it's expanding the business base for us.

Dennis Wassung:

Are there any specific tester types that this is sort of I guess sort of the sweet spot for?

Robert Matthiessen:

Yes. Testers in the 400-500 pounds range and I don't want to name the testers cause I don't think I can but it's a production tester area so it's a high quantity certainly.

Dennis Wassung:

Right. Okay, I'll jump back out here see if anybody else wants to ask some questions. Thank you.

Robert Matthiessen:

Thank you David - Dennis. I'm sorry.

Conference Coordinator:

Thank you, our next question is coming from David Daglio from The Boston Company. Your line is live.

David Daglio:

Hi gentlemen, nice quarter.

Robert Matthiessen:

Hi, David.

Hugh Regan Jr:

Hello, David.

David Daglio:

You know just on the potential new customers you talked about and the strength of the cycle, you know, any thought on what orders you're trending in the next couple of quarters?

Hugh Regan Jr:

We would expect them to trend up but I think we're going to be cautious in saying the rate of growth of orders. I think we saw a very large increase in Q3 over Q2 and we would expect I think to see single-digit increases in bookings possibly low double-digit increases in bookings. But I, we don't anticipate wild 25%-30% quarter-over-quarter growth in bookings throughout 2004. We view this recovery as being strong but gradual.

David Daglio:

Okay, and then how about your long-term margin goal. Have you said what that is and do you think you can get back to prior margins of last cycle?

Hugh Regan Jr:

Well, last quarter we were 43[%], this quarter we were negatively impacted by the obsolescence margin, our reserve. I'd like to believe that as we trend up in revenues that we can approach, go beyond mid 40's. I don't think hurtling over 50%, it depends on what the top of the cycle looks like from a revenue perspective for us. But I would anticipate margins in 46%-48% range are not unreasonable.

David Daglio:

How about operating expense? How might that grow going forward?

Hugh Regan Jr:

Well, Sarbanes-Oxley is becoming a spending item for small public companies. I can tell you we're looking at our spending - and for Sarbanes 404 compliance it's going to be close to $200,000 this year. Which is ridiculous, but it is what it is. And I would say that's the big driver on the G&A side. We're also implementing new MRP systems, which are going to have some additional cost for us this year, probably an extra $100,000 in operating costs related to the implementation of the MRP this year. Other than that, we may have some staffing additions related again to compliance with public company issues on the G&A side. On the engineering side we are adding some staff and on the sales and marketing side we are as well. So we're seeing operating expenses inching up but I think you're going to see the dollar amounts holding relatively steady in every [category] except G&A where you're going to see an extra few hundred thousand over the course of a year.

David Daglio:

Okay, how much - what are your lead times?

Robert Matthiessen:

It depends on the product.

David Daglio:

How about [the] Manipulator side?

Robert Matthiessen:

Manipulator side: it can vary from four weeks to eight weeks maybe.

David Daglio:

And have those changed over the last three months?

Robert Matthiessen:

No. We're pretty geared to do this on a quick turn around, if need be, and we're nowhere near capacity here so it hasn't changed much and we don't expect it to.

David Daglio:

Thank you.

Robert Matthiessen:

You're welcome.

Hugh Regan Jr.:

You're welcome, David.

Conference Coordinator:

Thank you our next question is coming from Charlie Gawlak of Bangcock Burn Partners. Your line is live.

Charlie Gawlak:

Yes, hi. I was wondering do you guys ever list out your greater than 10% customers?

Hugh Regan Jr:

Sure, we are happy to do so because we do it in our public filings for the year on a consolidated basis. Agilent Technologies came in at approximately 17.6%. Last year they were approximately 15.7[%]. We only had one other customer that hurdled over 10% and that was Texas Instruments at 10.5%. Last year we only had one customer over 10%.

Charlie Gawlak:

Okay and then...

Hugh Regan Jr:

Go ahead, I'm sorry.

Charlie Gawlak:

Oh, I'm sorry did - and then in the quarter were they relatively about the same?

Hugh Regan Jr:

For the quarter they were fairly comparable, you know, top 10 customers for us represent approximately 50% of our business worldwide. And last year that's down from approximately 65% of our business.

Charlie Gawlak:

All right, and then I guess just touching on the gross margin again. I guess if - backing out that charge, the gross margin would have been somewhere around 43 and a half percent, I guess if you're adding back say around the pro forma number.

Hugh Regan Jr:

Right, right. I agree with you.

Charlie Gawlak:

Okay, that's fine. Thank you very much.

Hugh Regan Jr:

You're welcome.

Conference Coordinator:

Thank you our next question is coming from Richard Dearnley from Longport Partners. Your line is live.

Richard Dearnley:

Good afternoon. What was your head count at the end of the year and also at the end of last year?

Hugh Regan Jr:

The head count at the end of this year was 264. At the end of last year it was 249.

Richard Dearnley:

Okay, and was the backlog, did I hear correctly at the end of the third quarter was 12.4 million?

Hugh Regan Jr:

The backlog at the end of the third quarter was 12.4 million. You are correct.

Richard Dearnley:

That's it. Thank you.

Hugh Regan Jr:

You're welcome.

Conference Coordinator:

Thank you. Our next question is coming from John Hile. Please announce your affiliation and proceed with your question.

John Hile:

Yes, thank you gentlemen and congratulations on a very good quarter. And thank you for an optimistic outlook for 2004 with good revenues and margins. My question relates to the warranty reserves based in Q3 and Q4. Hugh, if you could address those and those relationships and then maybe Bob needs to step in but and how that looks going forward. I think those were two unexpected charges. How's the landscape look going forward there?

Hugh Regan Jr:

As I mentioned in the press release, we anticipate that our warranty charge that's going forward will come back to the $250,000 to $275,000 a quarter range. The charges that we had in both the third and the fourth quarter that hurdled over those historical levels related to two types of products that we develop. One is in the manipulator group and one in the temperature management group. These products - the nature of our business in the manipulator and docking hardware product group is that we are manufacturer of prototypes in many, many cases. And the nature of prototype manufacturing that we consistently have warranty costs quarter after quarter, which are basically ECN (engineering changing notices) on items as they're going out the door. It's a short-term nature in prototype manufacturing. In this particular case, this one product had approximately 150 to 170 units in the field between the third and the fourth quarter so retro fits or ECN's related to this product had a material impact on our results due to successful deployment of that particular product, which has been very profitable for us. So while we are having those warranty charges now, I must tell you that we are still significantly profitable on that particular product line.

On the temperature management side, this was a case of a product that had some issues in the field that were subsequently corrected and we made an offer to our customers to swap these particular units out at no charge to them. We subsequently made corrections to the product but are still honoring these swaps in field for our customers and we feel ultimately that we're going to be able to resell the products that are being brought back in after a minor technical correction has made to them, which may add some upside for us in 2004 that we've not accrued as amounts at this time. As far as our confidence in the ability of this level to go back to what we call historical levels in the future, we may from time to time in certain quarters exceed these expenses and again that's the nature of our prototype manufacturing. We are monitoring our manufacturing processes closely and we hope to avoid these charges but again it is somewhat in the nature of our business.

Conference Coordinator:

Thank you. Once again ladies and gentlemen, if you do have a question or a comment please press the numbers one followed by four on your telephone key pad. Our next question is coming as a follow up from Dennis Wassung from Adams Harkness. Your line is live.

Dennis Wassung:

Hi, couple of quick follow ups, Hugh, on the tax expense sounds like your expecting zero tax expense for the next several quarters. Is that fair?

Hugh Regan Jr:

Yes, it is and I'd expected zero for this quarter but unfortunately, with the deferred tax asset it did have to be valued down to zero and we had to adjust that. But going forward as we record earnings in the first and subsequent quarters we will not record tax expense on them. I understand that once we have four quarters of profitability we will then reverse the what is now approximately $2.3 almost $2.4 million valuation allowance at some point, probably the fourth quarter of 2004.

Dennis Wassung:

And I guess at that point, if I'm looking out to 2005 what kind of tax rate should I be modeling?

Hugh Regan Jr:

I would model 40%.

Dennis Wassung:

Okay, so no change from historical.

Hugh Regan Jr:

No change from historical but this year's a wacky year again.

Dennis Wassung:

Right, okay. On the gross margin target, talking in the 46 to 48% range what's the revenue target you need to get to, I guess assuming a similar mix to where you are today.

Hugh Regan Jr:

I think as our revenues trail over $16 million and beyond we would be approaching those higher levels.

Dennis Wassung:

Okay, all right. So looking at the quarter...

Robert Matthiessen:

And Dennis, let me add a little color there.

Dennis Wassung:

Sure.

Robert Matthiessen:

Product mix in any given quarter has a significant impact on margin; product and customer mix in any given quarter. So for instance, if it is a quarter where we are selling significant docking hardware or certain types of manipulator products in large quantity our margins tend to increase. Conversely, if it is a quarter where we have a significant spike in OEM sales, which traditionally have a larger discount relative to end-user sales, we will see a decline in margin. So again, I caution all the listeners on the call that while we're guiding what we call general margins we can see significant variability in any given quarter relative to product and sales mix. Go on, Dennis.

Dennis Wassung:

Sure, and I guess along those lines too, the Tester Interface group this time around an 85% gross margin roughly and you had some I guess previously written off material that you didn't have to account for.

Robert Matthiessen:

Right, and we've got $6 million of material that we've now written off in the last three years and our inventory obsolescence criteria are if material has not been used in a twelve month period it is obsoleted and segregated and written off but we don't throw it away. We're blessed to have a lot of space available at very inexpensive rent and during this particular period we had approximately $350,000 to $400,000 worth of material be utilized and while I can't give you any sound forecast of whether we will or won't use any of the remaining obsolete material we have in our warehouses worldwide to the extent that we do flow through it at a zero cost, which will significantly increase margins.

Dennis Wassung:

Is that mostly in the Tester Interface area or is that across the board?

Robert Matthiessen:

We - ironically the write-offs have been across the board so this particular quarter the material, the obsolete materials that came back that was used primarily in the Tester Interface segment although we did have some in the Manipulator and Docking Hardware segment but I can tell you of the $6 million it's fairly equally distributed between the three product segments.

Dennis Wassung:

Okay.

Robert Matthiessen:

Of previously obsoleted material, so they all have opportunity to capitalize on this going forward. But, you know, Dennis, one of the other things I - and again just to caution investors listening to this, you know, the reason this stuff was obsoleted was that it was not being used and there have been technological advances made in our industry such that some of it may never be used. So I do not want to get people optimistic that there's this $6 million nirvana waiting in our warehouses.

Dennis Wassung:

Okay, and I guess last question. On the MRP implementation you guys started in Q4, any, I guess, any risk there? I guess just an update on what's happening there and other things that this could affect in 2004?

Robert Matthiessen:

As with all MRP implementation, they're not without our controllers pulling their hair out in the various locations that are involved. We - our primary headquarters converted on October 1st. The Tester Interface segment is converting on April 1st. We have two foreign divisions that we've postponed the conversion of until 2005 as a result of Sarbanes 404 compliance and the fact that we have to get everything fully documented this year. But we - things are running smoothly and these systems will give us not only more transparency in our financial operations but the ability to effectively give better input to the business units on issues such as future obsolescence trends and so on and so forth for them to work on.

Dennis Wassung:

Okay, very good. Thanks.

Robert Matthiessen:

You're welcome.

Conference Coordinator:

Thank you. Once again ladies and gentlemen, if you do have a question or a comment please press the numbers one followed by four on your telephone keypad. At this time we're showing no further audio questions. I'd like to turn the floor back over to Mr. Rob Matthiessen for any further questions.

Robert Matthiessen:

Thank you for joining us on the call today and have a good evening. Thank you very much. Bye-bye.

Conference Coordinator:

Thank you. Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.